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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.   12  )*
                                         ------

                      SHELBY WILLIAMS INDUSTRIES, INC.
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                              (Name of Issuer)

                         Common Stock, $.05 par value
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                       (Title of Class of Securities)

                                822135 10 9
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                              (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 4 Pages


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CUSIP No. 822135 10 9           Schedule 13G            Page  2  of  4  Pages
          ------------                                       ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Paul N. Steinfeld
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /

     N/A
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

      U.S.
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Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                           626,333
 Each Reporting              --------------------------------------------------
 Person With                  (6) Shared Voting
                                    Power
                                    N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                                    626,333
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                    N/A
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     626,333
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* /X/

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(11) Percent of Class Represented by Amount in Row (9)
     7.1
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(12) Type of Reporting Person*
     IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(a).  NAME OF ISSUER: Shelby Williams Industries, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            Suite 11-111 Merchandise Mart, Chicago, Illinois 60654

ITEM 2(a).  NAME OF PERSON(S) FILING:  Paul N. Steinfeld

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            150 Shelby Williams Drive,
            Morristown, Tennessee 37813

ITEM 2(c).  CITIZENSHIP:  U.S.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common Stock, $.05 par value

ITEM 2(E).  CUSIP NUMBER:  822135 10 9

ITEM 3.     Not applicable. (This Schedule is filed pursuant to Rule 13d-1(c).)

ITEM 4.     OWNERSHIP

            The following information is provided as of  December 31, 1996:

            (a)  Amount Beneficially Owned:   626,333 shares.  Includes 11,333
                 options deemed exercised solely for purposes of this statement. Undersigned is one of four trustees of the Issuer's employees stock ownership plan which holds 40,058 shares; such shares held by said trustees are not included in this statement and the undersigned, pursuant to Rule 13d-4, disclaims beneficial ownership of such shares. Undersigned is one of three directors of The Steinfeld Foundation, an Illinoisnot-for-profit corporation which holds 488 shares; such shares are not included in this statement, and the undersigned, pursuant to Rule 13d-4, disclaims beneficial ownership of such shares.

            (b)  Percent of Class:    7.1%

            (c) Undersigned has sole power to vote and dispose of 626,333 shares.


                               Page 3 of 4 Pages

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         See response to Item 4

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

         Not applicable

SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  January  6 , 1997
                                       ----------------------------------------
                                                         Date
                                                s/ Paul N. Steinfeld
                                       ----------------------------------------
                                                       Signature
                                                   Paul N. Steinfeld
                                       ----------------------------------------
                                                      Name/Title


ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
            CRIMINAL VIOLATIONS  (SEE 18 U.S.C. 1001).


                               Page 4 of 4 Pages